As filed with the Securities and Exchange Commission on October 23, 2020
Registration No. 333-248447

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
VIRIOS THERAPEUTICS, LLC*
(Exact name of registrant as specified in its charter)
Alabama	8731	45-4618270
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
44 Milton Avenue
Alpharetta, GA 30009
(866) 620-8655
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Greg Duncan
Chief Executive Officer
Virios Therapeutics, LLC
44 Milton Avenue
Alpharetta, GA 30009
(866) 620-8655
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Darrick M. Mix, Esq. Justin A. Santarosa, Esq. Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 (215) 979-1227	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr., Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price Per Share(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	$37,950,000	$4,140.35

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Includes the aggregate offering price of additional shares that the underwriter has the option to purchase.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. The registration fee was previously paid.

*
Immediately prior to the effectiveness of this Registration Statement, Virios Therapeutics, LLC will convert into a Delaware corporation pursuant to a statutory conversion, and will change its name to Virios Therapeutics, Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 5 (this “Amendment No. 5”) to the Registration Statement on Form S-1 (Registration No. 333-248447) (the “Registration Statement”) is being filed solely for the purpose of re-filing Exhibit 5.1 of the Registration Statement in Part II, in connection with changes made to the opinion therein. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, an updated Part II of the Registration Statement, the signature page to this Amendment No. 5 and the filed exhibits. The preliminary prospectus is unchanged and has been omitted from this Amendment No. 5.
Virios Therapeutics, LLC, the registrant whose name appears on the cover of this registration statement, is an Alabama limited liability company. Immediately prior to the effectiveness of this registration statement, Virios Therapeutics, LLC will convert into a Delaware corporation pursuant to a statutory conversion and change its name to Virios Therapeutics, Inc. as described in the section “Corporate Conversion” of the accompanying prospectus. In the accompanying prospectus, we refer to our conversion to a corporation as the “Corporate Conversion.” As a result of the Corporate Conversion, the members of Virios Therapeutics, LLC will become holders of shares of common stock of Virios Therapeutics, Inc. Except as disclosed in the prospectus, the Financial Statements and selected historical financial data and other financial information included in this registration statement are those of Virios Therapeutics, LLC and do not give effect to the Corporate Conversion. Shares of common stock of Virios Therapeutics, Inc. are being offered by the prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.
Amount
Securities and Exchange Commission registration fee	$4,140
FINRA filing fee	$6,193
Initial Nasdaq listing fee	$50,000
Accountants’ fees and expenses	$48,000
Legal fees and expenses	$350,000
Transfer agent’s fees and expenses	$5,000
Printing and engraving expenses	$100,000
Non-accountable expenses to underwriters	$300,000
Miscellaneous	$75,000
Total expenses	$938,333

Item 14.
Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.
Item 15.
Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
1.
In March 2020, June 2020 and August 2020, we issued and sold convertible promissory notes with an aggregate principal amount of $1.99 million and warrants to purchase $498,500 of our membership interests.

2.
In January, May and November of 2019, we issued and sold convertible promissory notes with an aggregate principal amount of $2.43 million and warrants to purchase $607,500 of our membership interests.

3.
In January, March and August of 2018, we issued and sold preferred membership interests with an aggregate principal amount of $1.32 million representing 1.32% of our outstanding membership interests and in January and November of 2019, an aggregate principal amount of $1.245 million of those preferred membership interests converted into convertible promissory notes with warrants to purchase $311,250 of our membership interests.

4.
On July 17, 2020, we issued membership interest representing 0.5% of our outstanding membership interest to Dr. Pridgen.

5.
On August 19, 2020, we issued membership interest representing 4.5% of our outstanding membership interest to Dr. Pridgen.

6.
In July 2020, previously issued convertible promissory notes with an aggregate principal amount of $1.47 million and an aggregate amount of accrued interest of $0.17 million converted into 4.09% of our outstanding membership interests and Warrants to purchase $366,250 of our membership interests that accompanied those convertible promissory notes were not exercised and thus forfeited.

The offers, sales and issuances of the securities described above were exempt from registration in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and under Regulation D of the Securities Act, relative to transactions by an issuer not involving a public offering.
All purchasers of securities in transactions exempt from registration pursuant to Regulation D described above represented to us in connection with their purchase that they were “accredited investors” and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.
All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued securities described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.
Item 16.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement.
2.1#	Form of Plan of Conversion.
2.2#	Form of Certificate of Conversion of Virios Therapeutics, LLC.
3.1#	Certificate of Incorporation of Virios Therapeutics, Inc., to be in effect upon completion of the Registration’s conversion from a limited liability company to a corporation.
3.2#	Bylaws of Virios Therapeutics, Inc., to be in effect upon completion of the Registration’s conversion from a limited liability company to a corporation.
4.1#	Specimen Certificate evidencing shares of the Registrant’s common stock.
4.2#	Form of Warrant to Purchase Common Stock (the terms of which are set forth in Sections 4(b) and 5 of the Form of Convertible Promissory Note filed under this Exhibit 4.2).
5.1	Opinion of Duane Morris LLP regarding the legality of the securities being registered.
10.1+#	Agreement, dated July 15, 2020, by and between William L. Pridgen and Innovative Med Concepts, LLC.
10.2+#	Employment Agreement, dated March 3, 2015, by and between Richard Burch and Innovative Med Concepts, LLC, as amended.
10.3+#	Employment Agreement, dated April 5, 2020, by and between Greg Duncan and Innovative Med Concepts, LLC, as amended.
10.4+#	Employment Agreement, dated April 5, 2020, by and between Angela Walsh and Innovative Med Concepts, LLC, as amended.
10.5+#	Employment Agreement, dated April 5, 2020, by and between Ralph Grosswald and Innovative Med Concepts, LLC, as amended.
10.6+#	Virios Therapeutics, Inc. 2020 Equity Incentive Plan.

Exhibit Number	Description of Exhibit
10.7#	University of Alabama Know-How License Agreement, dated June 1, 2012, by and between The Board of Trustees of The University of Alabama for and on behalf of its component institution The University of Alabama and Innovative Med Concepts, LLC.
10.8+#	Employment Agreement, dated September 10, 2020, by and between R. Michael Gendreau and Virios Therapeutics, LLC.
23.1#	Consent of Dixon Hughes Goodman LLP.
23.2	Consent of Duane Morris LLP (included in Exhibit 5.1.)
24.1#	Power of Attorney.
99.1#	Consent of Abel De La Rosa
99.2#	Consent of John C. Thomas, Jr.
99.3#	Consent of Richard J. Whitley, M.D.

#
Previously filed.

+
Indicates management contract or compensatory plan.

(b)
Financial Statement Schedules

See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.
Item 17.
Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on October 23, 2020.
VIRIOS THERAPEUTICS, LLC
By:	/s/ Greg Duncan
	Name:	Greg Duncan
	Title:	Chief Executive Officer and Chairman
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Greg Duncan Greg Duncan	Chief Executive Officer and Chairman (principal executive officer)	October 23, 2020
/s/ Angela Walsh Angela Walsh	Vice President of Finance (principal financial and accounting officer)	October 23, 2020
* Richard Burch	President	October 23, 2020
* Robert Buchalter	Director	October 23, 2020
* David Keefer	Director	October 23, 2020
* William L. Pridgen, M.D.	Director	October 23, 2020
* Robert Young	Director	October 23, 2020
* By:	/s/ Greg Duncan Attorney-in-fact